INVESTMENT CONFIRMATION OF FLASHAPP

The undersigned,

intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ___________ shares of the common stock of Flashapp, a Nevada corporation (the "Company"), for a purchase price of $__________, or $0.02 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Flashapp”. The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated ______________ 2018 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but has relied solely on its own advisors.

             The undersigned further acknowledges that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

             The undersigned understands that an investment in the shares is a speculative investment, which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company.

Date: __________________                                                                Amount of Investment:_________________

Number of Shares:____________________

Print Full Name of Investor:_________________________________

                                                             First, Middle, Last

Permanent Address of Investor:_______________________________________________

                                              _______________________________________________

                                              _______________________________________________

Authorized Signatory:___________________________________________

If Investor is an entity, provide copy of Articles of Incorporation, Certificate of Formation or other evidence of existence, as well as a copy of board resolution or other evidence of authorization to purchase the shares of the Company.

Confirmation signature of the President

Vladimir Novakovic ______________________________